Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.                                                                                                           April 24, 2008
Phone: 408-736-6900 x168

AFOP REPORTS 1 st QUARTER 2008 RECORD RESULTS

WITH 40% REVENUE GROWTH OVER THE YEAR AGO QUARTER

Sunnyvale, CA - April 24, 2008 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 totaled $9,400,000, a 40% increase from revenues of $6,700,000 recorded in the first quarter of 2007 and 2% increase compared with revenue of $9,200,000 for the fourth quarter of 2007. The Company recorded net income for the first quarter of 2008 of $820,000, significantly improved over $389,000 for the first quarter of 2007. This compares to net income for the fourth quarter of 2007 of $1,045,000.

Included in net income for the quarter ended March 31, 2008 was $51,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended March 31, 2007 and the fourth quarter of 2007 were $124,000 and $80,000 of stock-based compensation charges under SFAS 123(R), respectively.

During the quarter, we reclassified $15,573,000 of auction rate securities from short-term investments into long-term investments.

Peter Chang, President and Chief Executive Officer, commented, "We are very pleased with the financial performance and progress AFOP made in the quarter ending March 31, 2008. With continued sequential quarterly revenue growth, we delivered record sales in the quarter. This is the eighteenth consecutive quarter with revenue growth over the year ago quarter."

"In addition to 40% revenue growth over the year ago quarter, we also improved our operating profits significantly from the operating loss of $20,000 in the first quarter of 2007 to an operating profit of $486,000 in the first quarter of 2008.  We believe our performance in revenue growth reflects increasing demand from key customers, solid progress in product development, and continued improvement of our operations."

"Based on input from our customers and current backlog, we expect that revenues in the second quarter of 2008 will continue to increase and will be above $9.5M, which will be another record quarterly sales achievement for AFOP." concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on April 24, 2008 to discuss AFOP's first quarter 2008 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is  280937. AFOP will also provide a live webcast of its first quarter 2008 conference call at AFOP's website: www.afop.com. An audio replay will be available until May 3, 2008. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#: 280937) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com .

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, the factors that resulted in our revenue growth, and the sustainability of those factors in future periods, future revenue growth, and our expectations regarding second quarter 2008 results, including our expectations regarding our second quarter 2008 revenues, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-K for the year ended December 31, 2007. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31, 2008	Dec. 31, 2007
	(Unaudited)

ASSETS
Current assets:
Cash and short-term investments	$19,747	$36,480
Accounts receivable	6,317	5,393
Inventories	5,108	5,003
Other current assets	560	481
Total current assets	31,732	47,357

Long-term investments	15,573	-
Property and equipment	4,518	4,373
Other assets	239	226

Total assets	$52,062	$51,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,682	$4,523
Accrued expenses and other liabilities	2,872	3,520

Total current liabilities	7,554	8,043
Long-term liabilities	1,051	1,006

Total liabilities	8,605	9,049
Stockholders' equity	43,457	42,907

Total liabilities and stockholders' equity	$52,062	$51,956

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2008	Dec. 31, 2007	Mar. 31, 2007
Revenues	$9,401	$9,214	$6,701
Cost of revenues	6,455	6,336	4,602

Gross profit	2,946	2,878	2,099

Operating expenses:
Research and development	898	804	689
Sales and marketing	668	590	569
General and administrative	894	864	861

Total operating expenses	2,460	2,258	2,119

Income (loss) from operations	486	620	(20)
Interest and other income, net	396	425	409

Net income before tax	882	1,045	389
Income tax	62	-	-
Net income	$820	$1,045	$389

Net income per share:
Basic	$0.02	$0.03	$0.01
Diluted	$0.02	$0.02	$0.01

Shares used in per share calculation:
Basic	41,392	41,187	40,539
Diluted	44,423	45,010	44,664

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$22	$28	$51
Research and development	10	13	20
Sales and marketing	7	9	12
General and administrative	12	30	41

Total	$51	$80	$124